Exhibit 5.2

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
July 10, 2025	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
Kyivstar Group Ltd.	Los Angeles	Washington, D.C.
Index Tower (East Tower)	Madrid
Unit 1703
Dubai (DIFC)
United Arab Emirates

Re: Kyivstar Group Ltd. – Registration Statement on Form F-4

To the addressee set forth above:

We have acted as special counsel to Kyivstar Group Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), in connection with the registration with the United States Securities and Exchange Commission (the “Commission”) of 7,666,667 warrants, each to purchase one Kyivstar Group Ltd. common share (the “Kyivstar Group Ltd. Warrants”), pursuant to a registration statement on Form F-4 (Registration No. 333-287802), initially filed with the Commission on June 5, 2025 (as amended, the “Registration Statement”). The Kyivstar Group Ltd. Warrants will be governed by that certain warrant agreement, dated October 10, 2024, by and between Cohen Circle Acquisition Corp. I (“Cohen Circle”) and Continental Stock Transfer & Trust Company (the “Warrant Agent”), pursuant to which the original warrants of Cohen Circle (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by the assignment and assumption and amendment and restatement of warrant agreement (the “Warrant Assumption Agreement”) to be entered into by and among Cohen Circle, the Company and the Warrant Agent. Upon consummation of the business combination contemplated by that certain business combination agreement (the “Business Combination Agreement”), dated as of March 18, 2025, by and among Cohen Circle, the Company and the other parties thereto, each outstanding Original Warrant will become one Kyivstar Group Ltd. Warrant. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Kyivstar Group Ltd. Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the Original Warrant Agreement and the form of Warrant Assumption Agreement. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

July 10, 2025 Page 2

In our examination, we have assumed the genuineness of all signatures, including any endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Bermuda are addressed in the opinion of Wakefield Quin Limited, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Kyivstar Group Ltd. Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Kyivstar Group Ltd. Warrant holders, and have been issued by the Company in the manner contemplated by the Business Combination Agreement and the Warrant Assumption Agreement, the issuance of the Kyivstar Group Ltd. Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Assumption Agreement.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

July 10, 2025 Page 3

With your consent, we have assumed (a) that the Kyivstar Group Ltd. Warrants and the Warrant Assumption Agreement have been or will be duly authorized, executed and delivered by the parties thereto, (b) that the Kyivstar Group Ltd. Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their terms, and (c) that the status of the Kyivstar Group Ltd. Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins